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                                                                     Exhibit 5.1

November 10, 2003

Limited Brands, Inc.
Three Limited Parkway
Columbus, Ohio  43216

Re:  Registration Statement on Form S-8 for
     Limited Brands, Inc. Stock Award and Deferred Compensation Plan for Non-Associate Directors;
     Limited Brands, Inc. 1993 Stock Option and Performance Incentive Plan (As Amended and Restated Effective May 19, 2003);
     Intimate Brands, Inc. 1995 Stock Option and Performance Incentive Plan Ladies and Gentlemen:

     I have acted as counsel for Limited Brands, Inc., a Delaware corporation, (the "Company") in connection with the proposed issuance of up to 48,859,476 shares of the Company's common stock, $.50 par value ("Common Stock") under the Limited Brands, Inc. Stock Award and Deferred Compensation Plan for Non-Associate Directors, the Limited Brands, Inc. 1993 Stock Option and Performance Incentive Plan (As Amended and Restated Effective May 18, 2003), and the Intimate Brands, Inc. 1995 Stock Option and Performance Incentive Plan (the "Plans") pursuant to the filing of a Registration Statement on Form S-8 under the Securities Act of 1933.

     I have examined the Certificate of Incorporation of the Company, its Bylaws, the Plans and such other corporate records, certificates, documents and matters of law as I have deemed necessary to render this opinion.

     Based on the foregoing, and having regard for legal considerations that I deem relevant, it is my opinion that the shares of original issuance Common Stock when and if issued in accordance with the terms of the Plans will be duly authorized, validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as Exhibit 5.1 and 23.3 of the Registration Statement.

                                        Very truly yours,


                                        /s/ Samuel P. Fried

                                        Samuel P. Fried